Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-217916

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 20, 2020)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

€500,000,000 Zero Coupon Notes due 2023

US$400,000,000 0.750% Notes due 2025

US$500,000,000 1.250% Notes due 2030

Our €500,000,000 aggregate principal amount of zero coupon notes due 2023 (the “Euro-denominated Notes”) will bear no interest, our US$400,000,000 aggregate principal amount of notes due 2025 (the “2025 U.S. dollar-denominated Notes”) will bear interest at a rate of 0.750% per annum and our US$500,000,000 aggregate principal amount of notes due 2030 (the “2030 U.S. dollar-denominated Notes”, and together with the 2025 U.S. dollar-denominated Notes, the “U.S. dollar-denominated Notes”, and together with the 2025 U.S. dollar-denominated Notes and the Euro-denominated Notes, the “Notes”) will bear interest at a rate of 1.250% per annum. No interest payments will be made on the Euro-denominated Notes. Interest on the 2025 U.S. dollar-denominated Notes is payable semi-annually in arrears on March 21 and September 21 of each year, beginning on March 21, 2021. Interest on the 2030 U.S. dollar-denominated Notes is payable semi-annually in arrears on March 21 and September 21 of each year, beginning on March 21, 2021.

The Euro-denominated Notes will be issued in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Euro-denominated Notes will be represented by one or more global notes registered in the name of a nominee of the common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), and the U.S. dollar-denominated Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Euro-denominated Notes		2025 U.S. dollar-denominated Notes			2030 U.S. dollar-denominated Notes
	Per Note	Total	Per Note	Total		Per Note	Total
Public offering price	100.355%	€501,775,000	99.961%	US$	399,844,000	99.383%	US$	496,915,000
Underwriting discounts	0.300%	€1,500,000	0.300%	US$	1,200,000	0.300%	US$	1,500,000
Proceeds to us, before expenses	100.055%	€500,275,000	99.661%	US$	398,644,000	99.083%	US$	495,415,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from (and including) September 21, 2020.

Application will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market. There can be no assurance that such listings will be obtained for the Notes. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

The underwriters expect to deliver the Euro-denominated Notes to investors only through the book-entry facilities of Euroclear and Clearstream, and the U.S. dollar-denominated Notes to investors through the book-entry facilities of DTC, in each case on or about September 21, 2020.

Joint Bookrunners and Lead Managers

BofA Securities	HSBC	ING	J.P. Morgan	Mizuho Securities

Prospectus Supplement Dated September 14, 2020

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. References to “￦”, “Won” or “Korean won” are to the lawful currency of Korea, references to “US$” or “U.S. dollars” are to the lawful currency of the United States and references to “Euro”, “EUR” or “€” are to the uniform currency of the European Union. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our financial information included in this prospectus supplement was prepared under International Financial Reporting Standards as adopted by Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and/or information are to financial statements and/or information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated July 20, 2020. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-217916, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea. The SGX-ST assumes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, and makes no representation as to liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes.

NOTIFICATION UNDER SECTION 309B(1)(C) OF THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE

We have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK FINANCIAL PROMOTION LEGEND

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering €500,000,000 aggregate principal amount of zero coupon notes due September 21, 2023 (the “Euro-denominated Notes”), US$400,000,000 aggregate principal amount of 0.750% notes due September 21, 2025 (the “2025 U.S. dollar-denominated Notes”) and US$500,000,000 aggregate principal amount of 1.250% notes due September 21, 2030 (the “2030 U.S. dollar-denominated Notes”, and together with the 2025 Notes, the “U.S. dollar-denominated Notes”, and together with the 2025 U.S. dollar-denominated Notes and the Euro-denominated Notes, the “Notes”).

The Euro-denominated Notes will bear no interest. No interest payments will be made on the Euro-denominated Notes. See “Description of the Notes—Payment of Principal and Interest—Euro-denominated Notes.”

The 2025 U.S. dollar-denominated Notes will bear interest at a rate of 0.750% per annum, payable semi-annually in arrears on March 21 and September 21 of each year. The first interest payment on the 2025 U.S. dollar-denominated Notes will be made on March 21, 2021 in respect of the period from (and including) September 21, 2020 to (but excluding) March 21, 2021. Interest on the 2025 U.S. dollar-denominated Notes will accrue from September 21, 2020 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2025 U.S. dollar-denominated Notes.”

The 2030 U.S. dollar-denominated Notes will bear interest at a rate of 1.250% per annum, payable semi-annually in arrears on March 21 and September 21 of each year. The first interest payment on the 2030 U.S. dollar-denominated Notes will be made on March 21, 2021 in respect of the period from (and including) September 21, 2020 to (but excluding) March 21, 2021. Interest on the 2030 U.S. dollar-denominated Notes will accrue from September 21, 2020 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest—2030 U.S. dollar-denominated Notes.”

The Euro-denominated Notes will be issued in minimum denominations of €100,000 principal amount and integral multiples of €$1,000 in excess thereof and the U.S. dollar-denominated Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Euro-denominated Notes will be represented by one or more global notes registered in the name of a nominee of the common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), and the U.S. dollar-denominated Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

We do not have any right to redeem the Notes prior to maturity.

Listing

Application will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market.

The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of any Notes on, the SGX-ST are not to be taken as an indication of the merits of the issuer or the Notes. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Euro-denominated Notes and the U.S. dollar-denominated Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of €200,000 and US$200,000, respectively.

Form and settlement

We will issue the Euro-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. We will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear and Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the Euro-denominated Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. Any secondary market trading of book-entry interests in the Euro-denominated Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 21, 2020, which we expect will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

USE OF PROCEEDS

The U.S. dollar-denominated Notes

We will use the net proceeds from the sale of the U.S. dollar-denominated Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

The Euro-denominated Notes

Use of the Proceeds from the Sale of the Euro-denominated Notes

An amount equivalent to the net proceeds from the sale of the Euro-denominated Notes (the “Social Bond Proceeds”) will be allocated to finance and/or refinance new and/or existing loans to support certain projects under the “Employment Generation and Socioeconomic Empowerment via SME Financing” category of the Social Bond Principles 20201 (the “SBP”) issued by the International Capital Market Association (the “Eligible Social Projects”).

The Social Bond Proceeds will be used to provide financing and microfinancing to Small and Medium Enterprises2 (as defined below) that suffer from natural disasters (including pandemics) by (i) providing them with loans at discounted rates and increasing lending volume, and (ii) waiving collateral requirements and accelerating lending processes.3 4 In particular, the Social Bond Proceeds will focus on Small and Medium Enterprises that have been adversely impacted by the COVID-19 pandemic.

1	https://www.icmagroup.org/green-social-and-sustainability-bonds/social-bond-principles-sbp/ as well as the Social Bond Principles—Voluntary Process Guidelines for Issuing Social Bonds issued in 2020.
2

The term “Small and Medium Enterprise,” as used herein, refers to an enterprise, under the Framework Act on Small and Medium Enterprises (the “Framework Act”) and the Enforcement Decree of the Framework Act on Small and Medium Enterprises (the “Enforcement Decree”), that engages in any of the following businesses or cooperatives, provided, however, that a company that falls under a business group subject to public disclosure under Article 14(1) of the Monopoly Regulation and Fair Trade Act or a company deemed to be included in a business group subject to disclosure and given notice of such inclusion under Article 14(3) of the same Act shall be excluded:[2]

1.	For-profit businesses that meet all the standards set forth in the following subparagraphs:
(1)	A business entity that meets all the standards set forth in the following items:
(a)

The main type of business in which the business entity is engaged and its average sales or annual sales (hereinafter “average sales, etc.”) shall meet the standards set forth in Table 1 attached to the Enforcement Decree; and

(b)	A corporation whose total assets are less than ￦500 billion.
(2)	A business entity that is not any of the following:
(a)

A corporation whose total assets are at least ￦500 billion (including foreign corporations, with the exception of non-profit corporations and ones falling under any of the subparagraphs in Article 3-2 (3)) which is the largest shareholder, directly or indirectly owning 30 percent or more of the total outstanding stocks, etc. The largest shareholder referred to in such case means a corporation or an individual that owns the largest share of the relevant company independently or jointly with any of the following, and Article 2 (2) of the Enforcement Decree of the Adjustment of International Taxes Act shall apply mutatis mutandis to the calculation of the ratio of indirectly owned outstanding stocks, etc.:

(i)	If the shareholder is a corporation: executive officers of the corporation;
(ii)	If the shareholder is an individual that does not fall under paragraph 1(2)(a)(i) above: relatives by blood of such individual.
(b)

In cases of a corporation belonging to a related company, a corporation whose average sales, etc. calculated in accordance with Article 7-4 does not correspond to the standards under Table 1 attached to the Enforcement Decree.

2.

Social enterprises whose primary purpose does not constitute profit-making and which satisfies all of the following requirements, from among those under subparagraph 1 of Article 2 of the Social Enterprise Promotion Act:

(1)	The social enterprise shall meet all standards prescribed in each item of paragraph 1(1); and
(2)	The social enterprise shall not fall under paragraph 1(2)(a).
3.

Cooperatives, federations of cooperatives, social cooperatives, and federations of social cooperatives satisfying all standards prescribed in each subparagraph of paragraph 2, from among those under Article 2 of the Framework Act on Cooperatives.

4.	Cooperatives, federations, and national federations that meet all requirements prescribed in each subparagraph of paragraph 2, from among those under Article 2 of the Consumer Cooperatives Act.

Project Selection and Evaluation

Our Treasury Group, supported by our Credit Policy Department, will review the design and performance specifications of the Eligible Social Projects and confirm that the Social Bond Proceeds will indeed be utilized to alleviate the negative impact of COVID-19.

Management of Proceeds

We will track the Social Bond Proceeds via an internal register in order to ensure that they will be applied to the Eligible Social Projects described above. Our Treasury Group will be responsible for managing the Social Bond Proceeds. Pending allocation to any project, we will apply the Social Bond Proceeds in accordance with our existing liquidity management process. We will keep proper accounting records during the tenor of the Euro-denominated Notes. In the event that loans extended to Eligible Social Projects are repaid during the tenor of the Euro-denominated Notes, such amount will be reallocated to other Small and Medium Enterprises in the same amount.

Reporting

On an annual basis, we will publish a report that may contain the following information, which will be publicly available on our website at www.koreaexim.go.kr:

•	Descriptions of the Eligible Social Projects to which the Social Bond Proceeds have been allocated, including descriptions of the design elements that deliver social benefits;

•	Amount of the Social Bond Proceeds allocated;

•	Number of loans and/or projects supported through the Social Bond Proceeds;

•	The remaining balance of unallocated Social Bond Proceeds and our plans for future allocations; and

•	Social performance data including: (i) number of Small and Medium Enterprises supported or funded; and (ii) number of employees of Small and Medium Enterprises supported or funded.

Sustainalytics, an external consultant, issued an opinion dated September 11, 2020 regarding the suitability of the Euro-denominated Notes as an investment in connection with certain social criteria (the “Second Party Opinion”), which will be publicly available on our website at www.koreaexim.go.kr.

Investment Considerations

The Euro-denominated Notes may not be a suitable investment for all investors seeking exposure to social assets. The description of the Eligible Social Projects provided is for illustrative purposes only and no assurance can be provided that loans to entities with these specific characteristics will be made by us during the term of the Euro-denominated Notes. Our Second Party Opinion is not incorporated into, and does not form a part of, this prospectus supplement.

There is currently no market consensus on what precise attributes are required for a particular loan or series of notes to be defined as “social,” and therefore no assurance can be provided to investors that selected Eligible

3

The Eligible Social Projects also advance the United Nations’ Sustainable Development Goals, which are blueprints to achieve a better and more sustainable future for all. The 17 Goals address the global challenges we face, including those related to poverty, inequality, climate change, environmental degradation, peace and justice. Detailed information can be found on the United Nations’ website at: https://www.un.org/sustainabledevelopment/sustainable-development-goals/.

4

We are committed to excluding certain businesses that are associated with environmental and/or social risks, such as those involving fossil fuel, weaponry, tobacco and child and/or forced labor, from consideration for allocation of the Social Bond Proceeds. All Small and Medium Enterprises financed through the Social Bond Proceeds will be subject to environmental and social due diligence as part of our customary screening processes.

Social Projects will meet all investor expectations regarding social impact. Although the Eligible Social Projects will be selected in accordance with the categories recognized under the SBP, and will be developed in accordance with relevant legislation and standards, there can be no guarantee that the loans will deliver the social benefits as anticipated, or that adverse social impact will not occur during the term of the Euro-denominated Notes. In addition, where any negative impact is insufficiently mitigated, any loans extended may become controversial and may be criticized by activist groups or other stakeholders.

The Second Party Opinion may not reflect the potential impact of all risks related to the structure, market, additional risks discussed above and other factors that may affect the value of the Euro-denominated Notes. The Second Party Opinion is not a recommendation to buy, sell or hold securities and is only current as of the date that the Second Party Opinion was initially issued. In addition, although we have agreed to certain reporting and use of proceeds obligations in connection with certain social criteria, our failure to comply with such obligations will not constitute a breach or an event of default under the Euro-denominated Notes. A withdrawal of the Second Party Opinion or any failure by us to use an amount equivalent to the net proceeds from the issuance of the Euro-denominated Notes on Eligible Social Projects or to meet or continue to meet the investment requirements of certain socially-focused investors with respect to the Euro-denominated Notes may affect the value of the Euro-denominated Notes and may have consequences for certain investors with portfolio mandates to invest in social assets.

No assurance can be provided with respect to the suitability of the Second Party Opinion or that the Euro-denominated Notes will fulfill the criteria required to qualify as social bonds. Each potential purchaser of Euro-denominated Notes should determine for itself the relevance of the information contained in this prospectus supplement and the accompanying prospectus regarding the use of the net proceeds from the issuance of the Euro-denominated Notes and its purchase of the Euro-denominated Notes should be based upon such investigation as it deems necessary.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated July 20, 2020. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Unless specified otherwise, the information provided below is stated on a separate basis in accordance with K-IFRS. Our financial information as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 in this prospectus supplement is presented based on our unaudited internal management accounts.

Overview

As of June 30, 2020, we had ￦85,088 billion of outstanding loans, including ￦44,423 billion of outstanding export credits, ￦29,601 billion of outstanding overseas investment credits and ￦5,716 billion of outstanding import credits, as compared to ￦74,144 billion of outstanding loans, including ￦38,118 billion of outstanding export credits, ￦27,546 billion of outstanding overseas investment credits and ￦5,030 billion of outstanding import credits as of December 31, 2019.

Capitalization

As of June 30, 2020, our authorized capital was ￦15,000 billion and our capitalization was as follows:

	June 30, 2020(1)
	(billions of Won) (unaudited)
Long-Term Debt(2)(3)(4)(5)(6):
Borrowings in Korean Won	￦	—
Borrowings in Foreign Currencies		2,379
Export-Import Financing Debentures		46,989

Total Long-term Debt	￦	49,368

Capital and Reserves:
Capital Stock(7)	￦	11,871
Additional Paid-in Capital		—
Capital Adjustments		(129)
Retained Earnings		1,427
Legal Reserve(8)		436
Voluntary Reserve(8)		472
Regulatory Reserve for Loan Losses(9)		339
Unappropriated Retained Earnings		180
Other Components of Equity		671

Total Capital and Reserves	￦	13,839

Total Capitalization	￦	63,207

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since June 30, 2020.
(2)	Consists of borrowings and debentures with maturities of more than a year remaining.

(3)

We have translated borrowings in foreign currencies as of June 30, 2020 into Won at the rate of ￦1,200.7 to US$1.00, which was the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2020.

(4)

As of June 30, 2020, we had contingent liabilities totaling ￦39,708 billion, which consisted of ￦32,142 billion under outstanding guarantees and acceptances and ￦7,566 billion under contingent guarantees and acceptances issued on behalf of our clients.

(5)

As of June 30, 2020, we had entered into 401 interest rate related derivative contracts with a notional amount of ￦39,233 billion and 499 currency related derivative contracts with a notional amount of ￦32,900 billion in accordance with our policy to hedge interest rate and currency risks.

(6)

See “The Export-Import Bank of Korea—Description of Assets and Liabilities—Sources of Funding” of the accompanying prospectus for an explanation of these sources of funds. All our borrowings, whether domestic or international, are unsecured and unguaranteed.

(7)

As of June 30, 2020, authorized ordinary share capital was ￦15,000 billion and issued fully-paid ordinary share capital was ￦11,871 billion. For more information, see “The Export-Import Bank of Korea—Business—Government Support and Supervision” of the accompanying prospectus.

(8)

See “The Export-Import Bank of Korea—Business—Government Support and Supervision” of the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.

(9)

If the estimated allowance for credit loss determined by K-IFRS for accounting purposes is lower than that for regulatory purposes as required by Supervisory Regulation of Banking Business, we reserve such difference as regulatory reserve for bad loans.

Government Support

In July 2020, the Government made a contribution to our capital of ￦578 billion in cash.

Selected Financial Statement Data

The following tables present selected separate financial information as of June 30, 2020 and December 31, 2019 and for the six months ended June 30, 2020 and 2019, which has been derived from our unaudited separate internal management accounts as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 prepared in accordance with K-IFRS:

	Six Months Ended June 30,
	2020(1)		2019
	(billions of Won)
	(unaudited)
Income Statement Data
Total Interest Income	￦	1,294	￦	1,585
Total Interest Expense		862		1,153
Net Interest Income		432		432
Operating Income		222		679
Income before Income Tax		237		705
Income Tax Expense		57		215
Net Income		180		491

	As of June 30, 2020(1) (unaudited)		As of December 31, 2019
	(billions of Won)
Balance Sheet Data
Total Loan Credits(1)	￦	85,088	￦	74,144
Total Borrowings(2)		86,422		73,934
Total Assets		104,926		92,254
Total Liabilities		91,087		78,562
Total Shareholders’ Equity		13,839		13,692

(1)

Gross amount, including bills bought, foreign exchange bought, call loans, inter-bank loans in foreign currency, advance for customers and others and before deducting valuation adjustment of loans in foreign currencies, allowance for loan losses and deferred loan origination fees.

(2)	Includes debentures.

In the first half of 2020, we had net income of ￦180 billion compared to net income of ￦491 billion in the corresponding period of 2019. The principal factors for the decrease in net income to ￦180 billion in the first half of 2020 from ￦491 billion in the corresponding period of 2019 included:

•

Impairment losses on guarantees, financial guarantee contracts and other financial assets in the amount of ￦178 billion in the first half of 2020 compared to reversal of such losses in the amount of ￦290 billion in the corresponding period of 2019, mainly reflecting weakened financial conditions of Korean exporters and importers resulting from the ongoing global outbreak of the COVID-19 pandemic; and

•

a decrease in gain on investments in associates and subsidiaries to ￦17 billion in the first half of 2020 from ￦31 billion in the corresponding period of 2019, primarily due to the recognition of gain on disposition of equity-method investees in the first half of 2019, compared to no such gain recognized in the corresponding period of 2020.

The above factors were partially offset by a decrease in income tax expense to ￦57 billion in the first half of 2020 from ￦215 billion in the corresponding period of 2019, primarily due to a decrease in income before income tax to ￦237 billion in the first half of 2020 from ￦705 billion in the corresponding period of 2019.

As of June 30, 2020, our total assets increased to ￦104,926 billion from ￦92,254 billion as of December 31, 2019, primarily due to an increase in Loan Credits to ￦85,088 billion as of June 30, 2020 from ￦74,144 billion as of December 31, 2019.

As of June 30, 2020, our total liabilities increased to ￦91,087 billion from ￦78,562 billion as of December 31, 2019, primarily due to an increase in debentures to ￦75,944 billion as of June 30, 2020 from ￦67,138 billion as of December 31, 2019.

The increases in assets and liabilities were primarily due to increases in the volume of loans and debt, respectively. The depreciation of the Won against the U.S. dollar as of June 30, 2020 compared to December 31, 2019 magnified the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt (including significant percentages in U.S. dollars).

As of June 30, 2020, our total shareholders’ equity increased to ￦13,839 billion from ￦13,692 billion as of December 31, 2019, primarily due to our net income of ￦180 billion in the first half of 2020.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2020:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2020		2021		2022		2023		Thereafter
	(billions of won)
Won	￦	9,520	￦	9,815	￦	1,140	￦	900	￦	2,430
Foreign(2)		9,936		12,448		9,808		7,748		21,539

Total Won Equivalent	￦	19,456	￦	22,263	￦	10,948	￦	8,648	￦	23,969

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2020, as announced by the Seoul Money Brokerage Services Ltd.
(2)	This figure includes debentures, bank loans, commercial papers and repurchase agreements.

As of June 30, 2020, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$8,612 million, US$8,647 million and US$8,302 million, respectively. As of June 30, 2020, our total foreign currency liabilities exceeded our total foreign currency assets by US$494 million.

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

Based on preliminary data, GDP in the second quarter of 2020 contracted by 2.7% at chained 2015 year prices, primarily due to a decrease in exports of goods and services by 13.0% and a decrease in private consumption expenditures by 4.0%, each compared with the corresponding period of 2019, as a result of the ongoing global outbreak of the COVID-19 pandemic.

Principal Sectors of the Economy

Prices, Wages and Employment

In the first half of 2020, the inflation rate was 0.6% and the unemployment rate was 4.3%.

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 2,108.3 on June 30, 2020, 2,249.4 on July 31, 2020, 2,326.2 on August 31, 2020 and 2,396.7 on September 11, 2020.

Monetary Policy

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,200.7 to US$1.00 on June 30, 2020, Won 1,191.4 to US$1.00 on July 31, 2020, Won 1,185.1 to US$1.00 on August 31, 2020 and Won 1,185.3 to US$1.00 on September 11, 2020.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account surplus of US$19.2 billion in the first half of 2020. The current account surplus in the first half of 2020 decreased from the current account surplus of US$22.6 billion in the corresponding period of 2019, primarily due to a decrease in surplus from the goods account as a result of the ongoing global outbreak of the COVID-19 pandemic.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$10.8 billion in the first half of 2020. Exports decreased by 11.3% to US$240.6 billion in the first half of 2020 from US$271.1 billion in the corresponding period of 2019, primarily due to adverse global economic conditions resulting mainly from the ongoing global outbreak of the COVID-19 pandemic. Imports decreased by 9.0% to US$229.8 billion in the first half of 2020 from US$252.6 billion in the corresponding period of 2019, primarily due to a decrease in oil prices, which also led to decreased unit prices of other major raw materials, as well as decreased domestic consumption, which were mainly attributed to the ongoing global outbreak of the COVID-19 pandemic.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$419.0 billion as of August 31, 2020.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-217916.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Euro-denominated Notes and the U.S. dollar-denominated Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

Euro-denominated Notes

The Euro-denominated Notes are initially limited to €500,000,000 aggregate principal amount. The Euro-denominated Notes will mature on September 21, 2023 (the “Euro Note Maturity Date”). The Euro-denominated Notes will bear no interest.

No interest payments will be made on the Euro-denominated Notes. If the Euro Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Euro Note Maturity Date, and no interest shall be payable in respect of such delay. The term “business day” as used herein means (i) a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed or (ii) a day other than a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not operating.

We will make the principal payment on the Euro-denominated Notes in immediately available funds in Euros.

2025 U.S. dollar-denominated Notes

The 2025 U.S. dollar-denominated Notes are initially limited to US$400,000,000 aggregate principal amount. The 2025 U.S. dollar-denominated Notes will mature on September 21, 2025 (the “2025 US$ Note Maturity Date”). The 2025 U.S. dollar-denominated Notes will bear interest at a rate of 0.750% per annum, payable semi-annually in arrears on March 21 and September 21 of each year (each a “2025 US$ Note Interest Payment Date”). The first interest payment on the 2025 U.S. dollar-denominated Notes will be made on March 21, 2021 in respect of the period from (and including) September 21, 2020 to (but excluding) March 21, 2021.

Interest on the 2025 U.S. dollar-denominated Notes will accrue from September 21, 2020. If any 2025 US$ Note Interest Payment Date or the 2025 US$ Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2025 US$ Note Interest Payment Date or the 2025 US$ Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2025 U.S. dollar-denominated Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2025 U.S. dollar-denominated Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2025 U.S. dollar-denominated Notes in immediately available funds in U.S. dollars.

2030 U.S. dollar-denominated Notes

The 2030 U.S. dollar-denominated Notes are initially limited to US$500,000,000 aggregate principal amount. The 2030 U.S. dollar-denominated Notes will mature on September 21, 2030 (the “2030 US$ Note Maturity Date”). The 2030 U.S. dollar-denominated Notes will bear interest at a rate of 1.250% per annum, payable semi-annually in arrears on March 21 and September 21 of each year (each a “2030 US$ Note Interest Payment Date”). The first interest payment on the 2030 U.S. dollar-denominated Notes will be made on March 21, 2021 in respect of the period from (and including) September 21, 2020 to (but excluding) March 21, 2021.

Interest on the 2030 U.S. dollar-denominated Notes will accrue from September 21, 2020. If any 2030 US$ Note Interest Payment Date or the 2030 US$ Note Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on such 2030 US$ Note Interest Payment Date or the 2030 US$ Note Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a 2030 U.S. dollar-denominated Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the 2030 U.S. dollar-denominated Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the 2030 U.S. dollar-denominated Notes in immediately available funds in U.S. dollars.

Denomination

The Euro-denominated Notes will be issued in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof and the U.S. dollar-denominated Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

The Euro-denominated Notes will be represented by one or more fully registered global notes, which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and

Clearstream. The U.S. dollar-denominated Notes will be represented by one or more fully registered global notes, which will be deposited with a custodian for, and registered in the name of a nominee of, DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear and Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the Euro-denominated Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. Any secondary market trading of book-entry interests in the Euro-denominated Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that a global note is exchanged for Notes in definitive form, we will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption. In addition, in the event that a global note is exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of us through the SGX-ST and such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless the issuance would constitute a “qualified reopening” for U.S. federal income tax purposes or such additional debt securities would otherwise be part of the same “issue” for U.S. federal income tax purposes.

Notices

While the Euro-denominated Notes are represented by the global note deposited with a common depositary for Euroclear and Clearstream, notices to holders may be given by delivery to Euroclear and Clearstream, and such notices will be deemed to be given on the date of delivery to Euroclear and Clearstream. While the U.S. dollar-denominated Notes are represented by the global note deposited with the custodian for DTC, notices to holders may be given by delivery to DTC, and such notices will be deemed to be given on the date of delivery to DTC. The fiscal agent may also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the Euro-denominated Notes through Euroclear and Clearstream

We will issue the Euro-denominated Notes in the form of one or more fully registered global notes which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. Beneficial interests in the Euro-denominated Notes can only be held in the form of book-entry interests through Euroclear/Clearstream participants in such systems, or indirectly through organizations that are Euroclear/Clearstream participants in such systems.

We and the fiscal agent generally will treat the registered holder of the Euro-denominated Notes, initially The Bank of New York Depository (Nominees) Limited, as the absolute owner of the Euro-denominated Notes for all purposes. Once we and the paying agent for Euroclear and Clearstream make payments to the registered holder, we and the paying agent for Euroclear and Clearstream will no longer be liable on the Euro-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Euro-denominated Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Euro-denominated Notes.

Ownership of U.S. dollar-denominated Notes through DTC, Euroclear and Clearstream

We will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the U.S. dollar-denominated Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the U.S. dollar-denominated Notes, initially Cede & Co., as the absolute owner of the U.S. dollar-denominated Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the U.S. dollar-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the U.S. dollar-denominated Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of U.S. dollar-denominated Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the U.S. dollar-denominated Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the U.S. dollar-denominated Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the U.S. dollar-denominated Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the U.S. dollar-denominated Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the U.S. dollar-denominated Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the U.S. dollar-denominated Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the U.S. dollar-denominated Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the U.S. dollar-denominated Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the U.S. dollar-denominated Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the U.S. dollar-denominated Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the U.S. dollar-denominated Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the U.S. dollar-denominated Notes were credited to the participant’s account. However, interest on the U.S. dollar-denominated Notes would accrue from the value date. Therefore, in many cases the interest income on U.S. dollar-denominated Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the U.S. dollar-denominated Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase U.S. dollar-denominated Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the U.S. dollar-denominated Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the U.S. dollar-denominated Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer U.S. dollar-denominated Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the U.S. dollar-denominated Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the U.S. dollar-denominated Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the U.S. dollar-denominated Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the U.S. dollar-denominated Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of Korean tax considerations that may be relevant to you if you invest in the Notes, please refer to the section “Taxation—Korean Taxation” in the accompanying prospectus.

United States Tax Considerations

For a discussion of U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into (i) a Terms Agreement dated September 14, 2020 (the “Euro Terms Agreement”) with respect to the Euro-denominated Notes relating to the Underwriting Agreement—Standard Terms (together with the Euro Terms Agreement, the “Euro Underwriting Agreement”) filed as an exhibit to the registration statement and (ii) a Terms Agreement dated September 14, 2020 (the “ U.S. Dollar Terms Agreement”) with respect to the 2025 U.S. dollar-denominated Notes and the 2030 U.S. dollar-denominated Notes relating to the Underwriting Agreement—Standard Terms (together with the U.S. Dollar Terms Agreement, the “U.S. Dollar Underwriting Agreement”, and together with the Euro Underwriting Agreement, the “Underwriting Agreements”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreements, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Names of the Underwriters	Principal Amount of the Euro-denominated Notes
The Hongkong and Shanghai Banking Corporation Limited	€100,000,000
ING Bank N.V., Singapore Branch	€100,000,000
J.P. Morgan Securities LLC	€100,000,000
Merrill Lynch International	€100,000,000
Mizuho International plc	€100,000,000

Total	€500,000,000

Names of the Underwriters	Principal Amount of the 2025 U.S. dollar-denominated Notes
BofA Securities, Inc	US$	80,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	80,000,000
ING Bank N.V., Singapore Branch	US$	80,000,000
J.P. Morgan Securities LLC	US$	80,000,000
Mizuho Securities USA LLC.	US$	80,000,000

Total	US$	400,000,000

Names of the Underwriters	Principal Amount of the 2030 U.S. dollar-denominated Notes
BofA Securities, Inc	US$	100,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	100,000,000
ING Bank N.V., Singapore Branch	US$	100,000,000
J.P. Morgan Securities LLC	US$	100,000,000
Mizuho Securities USA LLC.	US$	100,000,000

Total	US$	500,000,000

Under the terms and conditions of the Euro Underwriting Agreement, if the Underwriters take any of the Euro-denominated Notes, then the Underwriters are obligated to take and pay for all of the Euro-denominated Notes; under the terms and conditions of the U.S. Dollar Underwriting Agreement, if the Underwriters take any of the 2025 U.S. dollar-denominated Notes, then the Underwriters are obligated to take and pay for all of the 2025 U.S. dollar-denominated Notes; and under the terms and conditions of the U.S. Dollar Underwriting Agreement, if the Underwriters take any of the 2030 U.S. dollar-denominated Notes, then the Underwriters are obligated to take and pay for all of the 2030 U.S. dollar-denominated Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering prices described on the cover page. After the initial offering of the Notes, the Underwriters may from time to time vary the offering prices and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on behalf of us in such jurisdiction.

The Notes are a new class of securities with no established trading market. Application will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. In addition, the Euro-denominated Notes will also be listed on the Frankfurt Stock Exchange in the Open Market. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

In connection with this offering, any of the Underwriters appointed and acting in its capacity as stabilizing manager (the “Stabilizing Managers”) or any person acting on their behalf may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of the Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of the Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Managers may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Managers commence any of these transactions, they may discontinue such transactions at any time, and must discontinue them after a limited period.

The amount of net proceeds of the Euro-denominated Notes, the 2025 U.S. dollar-denominated Notes and the 2030 U.S. dollar-denominated Notes is €500,275,000, US$398,644,000 and US$495,415,000, respectively, after deducting underwriting discounts but not estimated expenses. Our expenses associated with the Notes offering are estimated to be US$300,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 21, 2020, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in two business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the second business day before the settlement date, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), each Underwriter has severally represented and agreed that it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement or the accompanying prospectus to the public in that Relevant State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant Underwriter or Underwriters nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Notes shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the

“FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, each Underwriter has severally represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each Underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”). Accordingly, each Underwriter has severally represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement or the accompanying prospectus or of any other document relating to any Notes be distributed in the Republic of Italy (“Italy”), except, in accordance with any Italian securities, tax and other applicable laws and regulations.

Each Underwriter has severally represented and agreed that it has not offered, sold or delivered, and will not offer, sell or deliver any Notes or distribute any copy of this prospectus supplement or the accompanying prospectus or any other document relating to the Notes in Italy except:

(a) to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree no. 58 of February 24, 1998 (the “Financial Services Act”) and Article 34-ter, paragraph 1, letter (b) of CONSOB regulation No. 11971 of May 14, 1999 (the “Issuers Regulation”), all as amended from time to time; or

(b) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Issuers Regulation.

In any event, any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to the Notes in Italy under paragraphs (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”) and CONSOB Regulation No. 20307 of February 15, 2018, all as amended from time to time;

(ii) in compliance with Article 129 of the Banking Act, as amended from time to time, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(iii) in compliance with any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time by CONSOB or the Bank of Italy or other competent authority.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Yoon & Yang LLC, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Linklaters LLP, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Linklaters LLP, Seoul, Korea may rely as to matters of Korean law upon the opinions of Yoon & Yang LLC.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 111235-0000158. Our authorized share capital is ￦15,000 billion. As of June 30, 2020, our paid-in capital was ￦13,839 billion.

Our board of directors can be reached at the address of our registered office: c/o 38 Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by our Chairman and President on September 11, 2020. On August 26, 2020, we filed our report on the proposed issuance of the Notes with the Ministry of Economy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	Common Code	ISIN
Euro-denominated Notes	223030700	XS2230307006

	CUSIP	ISIN
2025 U.S. dollar-denominated Notes	302154DC0	US302154DC07

	CUSIP	ISIN
2030 U.S. dollar-denominated Notes	302154DD8	US302154DD89

HEAD OFFICE OF THE BANK

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Yoon & Yang LLC (Hwawoo)	Cleary Gottlieb Steen & Hamilton LLP
19F, ASEM Tower 517 Yeongdong-daero, Gangnam-gu Seoul 06164 Korea	c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Linklaters LLP

22nd Floor, Center One Building

26, Eulji-ro 5-gil, Jung-gu

Seoul 04539

Korea

AUDITOR OF THE BANK

KPMG Samjong Accounting Corp.

10th Floor, Gangnam Finance Center

152 Tehran-ro, Gangnam-gu

Seoul 06236

Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542